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                                                              Exhibit 99.B(4)(e)

                                VARIABLE ANNUITY
                              PAYMENT OPTION RIDER

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to the provisions contained in the Contract. Coverage under this Rider begins on the Rider Date as shown on the Contract Benefit Data page.

This optional Rider makes a variable annuity payment option available that provides variable Periodic Income Payments.

                                   DEFINITIONS

ACCESS PERIOD

The length of time selected by the Owner as shown on the Contract Benefit Data page. The Access Period begins on the Periodic Income Commencement Date shown on the Contract Benefit Data page. The Access Period may be lengthened in [5 year] increments up to the maximum allowable, but may not be shortened.

ACCOUNT VALUE

Initially, on the Rider Date, the total of the value under the Contract will be referred to as the Account Value. On each subsequent Valuation Date during the Access Period, the Account Value will equal the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing. At the end of the Access Period, there will no longer be an Account Value.

ANNUITY FACTOR

The Annuity Factor is based upon the age of the Annuitant, the age of the Secondary Life, if applicable; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Investment Return and when applicable, the [1983a' Individual Annuity Mortality Table, modified].

ANNUITANT

The person upon whose life the Periodic Income Payments will be Contingent. The Contract may have only one Annuitant on and after the Rider Date. The Annuitant may not be changed on or after the Rider Date.

ASSUMED INVESTMENT RETURN

The Assumed Investment Return used in calculating the Periodic Income Payments. This Assumed Investment Return is shown on the Contract Benefit Data page.

GUARANTEED INCOME BENEFIT

The minimum amount payable for each Periodic Income Payment made under this Variable Annuity Payment Option Rider.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)

With respect to any notice or request to LNL, this term means a written form satisfactory to LNL signed by the Owner and received at our Home Office. With respect to any notice from LNL to the Owner or any other person, this term means a written notice by ordinary mail to such person at the most recent address in our records.

LIFETIME INCOME PERIOD

The period that begins after the Access Period, provided the Annuitant or Secondary Life, if applicable, is


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still living and this Rider has not been terminated. This period will then continue for as long as the Annuitant is living. For a joint life payout, this period will continue for as long as the Annuitant or Secondary Life is living.

PERIODIC INCOME PAYMENT

The variable periodic income payment amounts paid under this Rider to the Annuitant or Secondary Life, if applicable. At the time this Rider is elected, the Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Periodic Income Payment Mode selected is shown on the Contract Benefit Data page and may not be changed.

PERIODIC INCOME COMMENCEMENT DATE

The Valuation Date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data page.

SECONDARY LIFE

The Secondary Life, if any, is the person designated by the Owner upon whose life the Periodic Income Payments will also be contingent. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Date and may not be changed after the Rider Date except as otherwise necessary to comply with the spousal rights rules under ERISA or Section 417 of the Internal Revenue Code (IRC) as amended or the Qualified Domestic Relation Order rules under Section 414(p) of the IRC. The Secondary Life must be the spouse of the Annuitant and the sole primary beneficiary.

STEP-UP DATE

The date on which an Automatic Step-up of the Guaranteed Income Benefit occurs. This date is the Valuation Date of the first Periodic Income Payment date in the calendar year of every [3 year] period measured from the date a Step-up Period begins.

STEP-UP PERIOD

Each [fifteen year] period during which the Guaranteed Income Benefit will automatically reset. The initial Step-up Period begins on the Valuation Date of the Periodic Income Commencement Date.

SURRENDER VALUE

During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge (may also be referenced as Surrender /Withdrawal Charge). The Contract and this Rider will terminate upon payment of the full Surrender Value.

WITHDRAWALS

Additional amounts other than Periodic Income Payments from the Account Value requested In Writing by the Owner.

                                THE ACCESS PERIOD

DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment is determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an Annuity Factor and is shown on the Contract Benefit Data page.

DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS

Until the death of the Annuitant, or Secondary Life when applicable, the first Periodic Income Payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by the applicable Annuity Factor as of the Valuation Date of the Periodic Income Payment.

If Withdrawals are not taken, subsequent Periodic Income Payments made during a calendar year will be equal to the first Periodic Income Payment made in that calendar year until the Access Period ends. If a


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Withdrawal is taken in the first calendar year after the date of this Rider, the next Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date, less all subsequent Withdrawals, by 1000 and multiplying this result by the applicable Annuity Factor. If a Withdrawal is taken in subsequent calendar years, the next Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31, less all Withdrawals made during the current calendar year, by 1000 and multiplying this result by the applicable Annuity Factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next calendar year will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If at any time the Periodic Income Payments for the Access Period selected will not meet the requirements of Section 401(a)(9) of the IRC, LNL will shorten the Access Period to a length that will increase the Periodic Income Payments to a level which will meet the requirements of Section 401(a)(9) of the IRC for this Rider. This could require the termination of the Access Period. A change in the Access Period by LNL will be effective immediately.

At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS

Upon notification to LNL of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and this Rider will terminate. If a Secondary Life was designated and is still surviving, the spouse as the sole, primary Beneficiary may elect to continue Periodic Income Payments with an Access Period length that ensures the Periodic Income Payments conform to Section 401(a)(9) of the IRC. Periodic Income Payments will continue for the remainder of the Access Period and then, if the Secondary Life is still alive, for the Lifetime Income Period.

Upon notification to LNL of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and this Rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may continue for the remainder of the Access Period and then, if the Annuitant is still alive, for the Lifetime Income Period.

Upon notification to LNL of a death, Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. If this Rider continues, upon approval of the death claim a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will restart.

HOW TO CHANGE THE ACCESS PERIOD

During the Access Period and subject to LNL acceptance, the Owner may lengthen the Access Period by Written Request once per Contract Year, up to the maximum period allowed, at the time of change. A change to the Access Period will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly. Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

                           THE LIFETIME INCOME PERIOD

On the last Valuation Date of the Access Period, the amount of the last Periodic Income Payment paid during the Access Period will continue to be paid for the remainder of the calendar year if there is no spouse protected under ERISA or
Section 417 of the IRC; the amount equals that which is payable as a 100% joint and survivor annuity; or, if payable in an amount equal to a form other than a 100% joint and survivor annuity, the spouse has elected in accordance with ERISA or Section 417 of the IRC to such an amount. This amount will be deducted on a pro-rata basis from the Fixed Account and/or Variable Subaccounts.


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FIRST FULL CALENDAR YEAR:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in the Fixed Account as of the last Valuation Date of the Access Period, after any deduction required above, by 1000 and multiplying the result by the applicable Annuity Factor. The resulting annual amount will then be multiplied by 'A' divided by 'B', where

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period, where the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an annual effective rate of interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days from the end of the Access Period to the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

     The resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than [0%]; and the [1983'a' Individual Annuity Mortality Table, modified].

     PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

     The Periodic Income Payments from the Variable Account in the calendar year immediately following the end of the Access Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period, after any deduction required above, by 1000 and multiplying the result by the applicable Annuity Factor based upon an annual mode and adjusted for the length of time since the end of the Access Period. The resulting annual amount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the number of Annuity Units reflecting an annual amount per Variable Subaccount. The resulting number of Annuity Units reflecting an annual amount per Variable Subaccount will then be multiplied by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment in the first full calendar year following the end of the Access Period and summed. Finally, the resulting annual amount will be transferred to the General Account of LNL and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than [0%]; and the [1983'a' Individual Annuity Mortality Table, modified].

SUBSEQUENT CALENDAR YEARS:

     PERIODIC INCOME PAYMENTS FROM THE FIXED ACCOUNT

     The Periodic Income Payments from the Fixed Account in each subsequent calendar year will be determined by multiplying the prior year's annual amount from the Fixed Account by 'A' divided by 'B', where:

          1. 'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where


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               the 'Interest Adjustment Factor' is equal to (1+i) raised to the power of 1/365, with 'i' equal to an annual effective rate of interest not less than [0%], and

          2. 'B' is the 'Daily Factor' raised to a power equal to the number of days between the Valuation Date of the first Periodic Income Payment made in the prior calendar year and in the current calendar year, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

     Then the resulting annual amount will be converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.

     PERIODIC INCOME PAYMENTS FROM THE VARIABLE ACCOUNT

     The Periodic Income Payments from the Variable Account in each subsequent calendar year will be determined by multiplying the number of Annuity Units reflecting an annual amount per Variable Subaccount by the Annuity Unit value for each Variable Subaccount on the Valuation Date of the first Periodic Income Payment due in that calendar year. The resulting annual amount will be transferred to the General Account of LNL and converted into Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor.

     The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by 'C' divided by 'D', where:

          1. 'C' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

          2. 'D' is the 'Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the 'Daily Factor' is equal to (1 + Assumed Investment Return) raised to the power of 1/365.

EFFECT OF DEATH DURING THE LIFETIME INCOME PERIOD

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If a Secondary Life was designated and is still surviving, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

                               ADDITIONAL DEPOSITS

While this Rider is in effect, no further deposits will be accepted into the Account Value.


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                               ANNUAL RIDER CHARGE

The annual Rider Charge, shown on the Contract Benefit Data page, is subject to a guaranteed maximum rider charge of [1.50%]. While this rider is in effect, during the Access Period this charge will be deducted monthly from the Account Value; however, during the Lifetime Income Period the Rider Charge will be added to the Contract Mortality and Expense Risk and Administrative Charge, which is deducted daily from the Variable Account.

If the Owner elects a new Step-up Period, LNL may change the Rider Charge subject to the guaranteed maximum rider charge. Any change to the Rider Charge will be effective on the Valuation Date the new Step-up Period begins.

                                   WITHDRAWALS

During the Access Period, an Annuitant (or the Secondary Life, as the sole primary beneficiary if the Annuitant is deceased) may withdraw from the Contract an amount not to exceed the Surrender Value. All Withdrawals will be subject to the terms of the provisions of the Contract.

                                    TRANSFERS

An Owner (or the Secondary Life as the sole primary beneficiary if the Owner is deceased) may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of Annuity Units per payment from the Variable Subaccount.

Transfers from the Fixed Account to the Variable Account are not permitted after the Access Period. Transfers from the Variable Account to the Fixed Account after the Access Period may occur only on the Valuation Date of a Periodic Income Payment.

LNL reserves the right to reject transfers which are contrary to the provisions under the Allocation Section of this Rider.

                            GUARANTEED INCOME BENEFIT

Variable Periodic Income Payments payable under this Rider are guaranteed not to fall below the Initial Guaranteed Income Benefit shown on the Contract Benefit Data page.

AUTOMATIC STEP-UP OF THE GUARANTEED INCOME BENEFIT

On each Step-up Date, the Guaranteed Income Benefit will automatically step-up to the greater of:

a.   [75%] of the Periodic Income Payment; or

b. the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date.

The Owner or the Secondary Life as the sole primary beneficiary may elect a new Step-up Period by Written Request as long as the Annuitant and/or the Secondary Life, if applicable, is still living. If the


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Written Request is received by LNL at least 30 days prior to the end of a
Step-up Period, a new Step-up Period will begin on the date the then current Step-up Period ends. If the Written Request is received by LNL less than 30 days prior to the end of a Step-up Period, the new Step-up Period will begin on the next Periodic Income Commencement Date anniversary Valuation Date following receipt of the request.

ADJUSTMENTS TO THE GUARANTEED INCOME BENEFIT

Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.

An increase in the length of the Access Period will decrease the Guaranteed Income Benefit in the same proportion as the Periodic Income Payment decreases. Any such change will be effective on the Valuation Date of the next Periodic Income Commencement Date anniversary.

EFFECT OF GUARANTEED INCOME BENEFIT DURING ACCESS PERIOD

During the Access Period, payment of the Guaranteed Income Benefit reduces the Account Value. If the Account Value is reduced to zero, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals zero. Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

EFFECT OF GUARANTEED INCOME BENEFIT DURING LIFETIME INCOME PERIOD

During the Lifetime Income Period, if a Periodic Income Payment is less than the Guaranteed Income Benefit, the excess of the Guaranteed Income Benefit over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing 'a' by 'b' where:

     1. 'a' is the amount of the excess of the Guaranteed Income Benefit over the Periodic Income Payment; and

     2.   'b' is the applicable annuity factor;

and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If payment of the Guaranteed Income Benefit reduces the number of Annuity Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

                                  DEATH BENEFIT

If a death occurs prior to the Periodic Income Commencement Date, the Death Benefit provided by this Rider will be distributed according to the terms of the Contract.

DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCESS PERIOD

Upon notification to us of the death of the Annuitant, Periodic Income Payments may be continued in accordance with the terms of this Rider. The excess of any Death Benefit over the current Account Value as of the Valuation Date on which the death claim is approved by LNL for payment will be credited into the Contract. If Periodic Income Payments are not continued, this Rider will terminate.

Upon notification to us of the death of the Secondary Life, Periodic Income Payments may be continued in accordance with the terms of this Rider. If Periodic Income Payments are not continued, this Rider will terminate.


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                                   ALLOCATION

The Owner shall allocate Account Value only to the Fixed Account and/or Variable Subaccounts available for use with this Rider according to the subaccount allocation plan provided by LNL. The value of the Fixed Account and/or Variable Subaccounts will be automatically rebalanced at most once every three months according to the to the subaccount allocation plan selected by the Owner.

LNL reserves the right to add or modify subaccount allocation plans. If LNL modifies the subaccount allocation plan selected by the Owner, LNL will notify the Owner by Written Notice at least 30 days prior to the Valuation Date the modification to the subaccount allocation plan will occur.

The Owner may reallocate their value of Fixed Account and/or Variable Subaccounts by Written Request from the subaccount allocation plan to another available subaccount allocation plan. The reallocation will be effective on the next Valuation Date following receipt of the request.

                            TERMINATION OF THIS RIDER

This Rider will terminate for any of the following reasons:

a.   termination of the Contract to which this Rider is attached;

b. the death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected;

c. Written Request from an Owner or Secondary Life as sole primary beneficiary if the Annuitant is deceased.

Termination of this Rider due to termination of the Contract or death of the Annuitant or Secondary Life as described above will be effective on the Valuation Date on which such event occurs. Termination of this Rider as a result of a Written Request received from an Owner will be effective immediately.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                               /s/ Dennis R. Glass
                       -----------------------------------
                           Dennis R. Glass, President


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                              CONTRACT BENEFIT DATA

CONTRACT NUMBER: [99-9999999]

ANNUITANT: [John Doe]
AGE NEAREST BIRTHDAY: [65]
SEX: [Male]

SECONDARY LIFE: [Jane Doe]
AGE NEAREST BIRTHDAY: [62]
SEX: [Female]

RIDER DATE: [February 1, 2006]

INITIAL ACCESS PERIOD: [5 Years]

ASSUMED INVESTMENT RETURN: [3.00%]

PERIODIC INCOME COMMENCEMENT DATE: [February 1, 2006]

PERIODIC INCOME PAYMENT MODE: [Monthly]

INITIAL PERIODIC INCOME PAYMENT: [$411.26]

INITIAL GUARANTEED INCOME BENEFIT: [$205.63]

ANNUAL RIDER CHARGE: [1.50%]